SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the registrant  / /

Filed by a party other than the registrant  /x/

Check the appropriate box:

   / /   Preliminary proxy statement      / /   Confidential, for Use of the
                                                Commission Only (as permitted by
   / /   Definitive proxy statement             Rule 14a-6(e)(2))

   / /   Definitive additional materials

   /x/   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                       GREAT WESTERN FINANCIAL CORPORATION
                (Name of Registrant as Specified in Its Charter)

                            H. F. AHMANSON & COMPANY
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/   No fee required

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

/ /   Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

H. F. AHMANSON & COMPANY          HOME SAVINGS OF AMERICA          NEWS
                                  SAVINGS OF AMERICA

4900 Rivergrade Road, Irwindale, California  91706 * (818) 814-7922


For Immediate Release                           CONTACTS:
                                                   Media:  Adrian Rodriguez
                                                          (818) 814-5169
                                                Investor: Steve Swartz
                                                          (818) 814-7986


 GREAT WESTERN'S UNINFORMED REJECTION OF AHMANSON'S SUPERIOR PROPOSAL DISREGARDS
                              STOCKHOLDER INTERESTS

 --AHMANSON URGES GREAT WESTERN STOCKHOLDERS TO TAKE CHARGE OF THEIR INVESTMENT
                         THROUGH CONSENT SOLICITATION--

     --AHMANSON PROCEEDING FORWARD WITH MERGER PROPOSAL FOR GREAT WESTERN--

IRWINDALE, Calif., March 26, 1997 -- H.F. Ahmanson & Company (NYSE:AHM) today issued the following statement in response to Great Western Financial Corporation's (NYSE:GWF) announcement that the Great Western Board has rejected Ahmanson's higher value merger proposal.

"The Great Western Board is obviously afraid of creating a level playing field to assure that the best interests of its stockholders are served. For the Board to reject the Ahmanson merger proposal without ever discussing it with us is inconsistent with maximizing stockholder value. The Board's advisors certainly know that if the Board publicly indicated a willingness to discuss our proposal with us, there would be a strong likelihood that the marketplace would assign higher certainty and higher value to the Ahmanson proposal.

"We question the Board's assertion that it 'appreciates its fiduciary responsibilities,' particularly when, in its own press release, the Great Western Board acknowledges that it 'is working closely with Washington Mutual's Board of Directors.' The Board's action is a violation of the basic principles of fiduciary responsibility, a statement of its disregard for maximizing stockholder value, and a clear signal of its disinterest in the well-being of the communities Great Western serves, particularly in the Greater Los Angeles region.

"The factors listed in Great Western's preliminary proxy statement on which Great Western based its decision to favor the Washington Mutual proposal represent an uniformed rationalization. Our letter to the Great Western Board of Monday, March 24, 1997, responds to each of these factors, demonstrates that each is grounded upon incorrect facts, incorrect analysis or both, raises serious questions concerning the Board's position and the advice it has received, and asks the Board to utilize the 'fiduciary out' clause in its merger agreement with Washington Mutual in order to speak with us. The failure of Great Western's Board to authorize any follow-up to clarify these issues is further evidence of its disregard of its fiduciary duties.

"These actions by the Great Western Board make it imperative that directors who are truly responsive to their fiduciary duties and dedicated to the stockholders of Great Western, rather than to those of Washington Mutual, be added to the Great Western Board now. Otherwise, any vote on the Washington Mutual merger proposal will be under control of individuals who have abdicated their duties to the stockholders and are committed to a transaction with Washington Mutual, irrespective of its relative value or relative merits.

"This protection for the Great Western stockholders can be obtained only if Great Western is required to hold its annual stockholders meeting on schedule. Fortunately, despite the actions of the Great Western Board, Great Western's stockholders can have a say on their investment by taking advantage of our consent solicitation. By voting for the Ahmanson consent proposals, Great Western stockholders can make clear to Great Western that they want a stockholders' meeting in which to express their views, they want all bidders treated equally, and they want the value of their investment protected.

"For Ahmanson's part, we will not be deterred by Great Western's Board. Our merger proposal, based on a sound and proven formula, offers Great Western stockholders clearly superior value with substantially less execution risk than the Washington Mutual proposal, and provides Greater Los Angeles the benefits of a major financial services headquarters committed to its communities. We are not going away. As has been evidenced today, the interests of the Great Western stockholders are not the interests of the Great Western Board," Ahmanson stated.

Ahmanson also stated that, consistent with its policy and public statements concerning purchases of its shares, it will purchase its common stock at price levels it finds attractive. Ahmanson stated that it has not purchased its shares since January.

H.F. Ahmanson & Company, with nearly $50 billion in assets, is the parent company of Home Savings of America, one of the nation's largest full-service consumer banks.

                                       ###

              SHARES OF GREAT WESTERN FINANCIAL CORPORATION ("GWF")
                  COMMON STOCK HELD BY H.F. AHMANSON & COMPANY
               ("AHMANSON"), ITS DIRECTORS AND EXECUTIVE OFFICERS
            AND CERTAIN EMPLOYEES, OTHER REPRESENTATIVES OF AHMANSON
              AND CERTAIN OTHER PERSONS WHO MAY SOLICIT PROXIES OR
                 CONSENTS, AND CERTAIN TRANSACTIONS BETWEEN ANY
                                 OF THEM AND GWF

Ahmanson and certain other persons named below may solicit proxies (a) to elect three nominees and one or more alternate nominees (the "Nominees") as directors of GWF at the annual meeting of stockholders of GWF to be held on a date to be announced (the "Annual Meeting") and (b) in favor of the adoption at the Annual Meeting of a non-binding stockholder resolution and seven proposals to amend the By-laws of GWF. Ahmanson and certain other persons named below are also soliciting consents from stockholders of GWF to approve proposals, without a stockholders' meeting, to adopt non-binding resolutions of stockholders and amendments to the By-laws of GWF. The participants in this solicitation may include Ahmanson; the directors of Ahmanson (Byron Allumbaugh, Harold A. Black, Richard M. Bressler, David R. Carpenter, Phillip D. Matthews, Richard L. Nolan, Delia M. Reyes, Charles R. Rinehart, Frank M. Sanchez, Elizabeth A. Sanders, Arthur W. Schmutz, William D. Schulte, and Bruce G. Willison); the following executive officers and employees of Ahmanson or its subsidiaries: Kevin M. Twomey (Senior Executive Vice President and Chief Financial Officer), Madeleine
A. Kleiner (Senior Executive Vice President, Chief Administrative Officer and General Counsel), Anne-Drue M. Anderson (Executive Vice President and Treasurer), Tim S. Glassett (First Vice President and Assistant General Counsel), Linda McCall (Senior Vice President and Director of Corporate Taxes), Stephen A. Swartz (Senior Vice President and Director of Investor Relations), Barbara Timmer (Senior Vice President and Director of Government and Legislative Affairs), Mary A. Trigg (Senior Vice President and Director of Public Relations), Eric Warmstein (Senior Vice President and Director of Corporate Development), Samantha Davies (Vice President of Public Relations), Adrian Rodriguez (Vice President of Public Relations), and Peter Bennett (Assistant Vice President of Public Relations); and the following Nominees: Lawrence A. Del Santo, Robert T. Gelber, Wolfgang Schoellkopf, Hugh M. Grant and John E. Merow.

As of March 25, 1997, Ahmanson is the beneficial owner of 2,344,800 shares of GWF Common Stock. Other than Mr. Gelber, who owns 332 shares of GWF Common Stock, none of the Nominees is the beneficial owner of any GWF Common Stock.

Other than set forth herein, as of March 25, 1997, neither Ahmanson nor any of its directors, executive officers or other representatives or employees of Ahmanson, any Nominees or other persons known to Ahmanson, who may solicit proxies has any security holdings in GWF. Ahmanson disclaims beneficial ownership of any securities of GWF held by any pension plan or other employee benefit plan of Ahmanson or by any affiliate of Ahmanson. Ahmanson further disclaims beneficial ownership of any securities of GWF held by Ahmanson or any of its subsidiaries for the benefit of third parties or in customer or fiduciary accounts in the ordinary course of business.

Although Credit Suisse First Boston Corporation ("CSFB") and Montgomery Securities ("Montgomery"), financial advisors to Ahmanson, do not admit that they or any of their directors, officers, employees or affiliates are a "participant," as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934 by the Securities and Exchange Commission, or that such
Schedule 14A requires the disclosure of certain information concerning CSFB or Montgomery, CSFB and Montgomery may assist Ahmanson in such a solicitation.
Each of CSFB and Montgomery engages in a full range of investment banking, securities trading, market-making and brokerage services for institutional and individual clients. In the normal course of their respective businesses, each of CSFB and Montgomery may trade securities of GWF for their own account and the account of their customers and, accordingly, may at any time hold a long or short position in such securities. As of March 25, 1997, CSFB held a net long position of 5,443 shares of GWF common stock and Montgomery held no shares of GWF common stock.

Except as disclosed above, to the knowledge of Ahmanson, none of Ahmanson, the directors or executive officers of Ahmanson, the employees or other representatives of Ahmanson who may participate in this solicitation or the Nominees named above has any interest, direct or indirect, by security holdings or otherwise, in GWF.